EXHIBIT 5

January 10, 2008

Board of Directors
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA  19512

Re:	National Penn Bancshares, Inc. Christiana Bank & Trust Company
Substitute Stock Option Plan

Ladies and Gentlemen:

You have asked me to provide you with my opinion as to whether the common shares, without par value, of National Penn Bancshares, Inc. (the "Company") which may be issued from time to time pursuant to the National Penn Bancshares, Inc. Christiana Bank & Trust Company Consolidated Substitute Stock Option Plan (the "Plan"), when and if such shares are issued pursuant to the Plan, will be duly and validly issued, fully paid and non-assessable.

In connection with this matter, I, as securities counsel to the Company, have reviewed the Business Corporation Law of the Commonwealth of Pennsylvania, the Company's Articles of Incorporation, the Company’s Bylaws, the Plan document, and such other documents and authority as I have deemed necessary under the circumstances to render the opinion hereinafter set forth.

Based upon such review, it is my opinion that the common shares of the Company issuable under the Plan, when and as issued in accordance with the provisions of the Plan document, will, when so issued, be duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of my name in Item 5 of Part II of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement which the Company is filing in connection with the registration of 872,000 common shares of the Company issuable under the Plan.

Very truly yours,

/s/ H. Anderson Ellsworth
H. Anderson Ellsworth, Esquire
Executive Vice President and
Securities Counsel
Telephone 610-369-6451
Fax 610-369-6349

10